                               Filed with the Securities and Exchange Commission on August 12, 2002
                                                   Registration No. 333-53596
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                                               SECURITIES AND EXCHANGE COMMISSION
                                                     WASHINGTON, D.C. 20549

                                                 Post-effective Amendment No. 4
                                                           On Form S-2

                                    Registration Statement Under The Securities Act of 1933*

                                         AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                         -------------------------------------------
                                   (Exact name of registrant as specified in its charter)

                                                         CONNECTICUT
                                                         -----------
                               (State or other jurisdiction of incorporation or organization)

                                                             63
                                                             --
                                  (Primary Standard Industrial Classification Code Number)

                                                         06-1241288
                                                         ----------
                                            (I.R.S. Employer Identification No.)

                               ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484 (203) 926-1888
                               --------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                          KATHLEEN A. CHAPMAN, CORPORATE SECRETARY
                               ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484 (203) 926-1888
                               --------------------------------------------------------------
            (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                                          Copy To:
                                                    SCOTT K. RICHARDSON, ESQ.
                                                          CHIEF COUNSEL
                                 One Corporate Drive, Shelton, Connecticut 06484 (203) 925-3830
                                 --------------------------------------------------------------

                                Approximate date of commencement of proposed sale to the public:
                 August 12, 2002 or as soon as practicable after the effective date of this Registration Statement

If any of the securities  being  registered on this form are to be offered on a delayed or continuous  basis pursuant to Rule 415 under the Securities Act of 1933 check the following:  X .
                                                      --

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following:  ___.

                                                 Calculation of Registration Fee
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            Title of each                                 Proposed              Proposed
              class of                                     maximum               maximum
             securities              Amount               offering              aggregate             Amount of
                to be                 to be                 price               offering            registration
             registered            registered             per unit               price**                 fee
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          Annuity Contracts                                                   $400,000,000             $36,800
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*Pursuant to Rule 429 under the Securities Act of 1934, the prospectus contained in this Registration Statement also relates to annuity contracts which are covered by our earlier registration statements, including Registration File Numbers 33-86918,
33-91402, 333-00941 and 333-25733.
**The proposed  aggregate  offering price is estimated solely for determining the  registration  fee. The amount to be registered and the proposed  maximum  offering price per unit are not  applicable  since these  securities  are not issued in  predetermined amounts or units.
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ASAP2

Registrant  represents  that it has made no  substantive  changes  from or  additions  to the  prospectus(es)  filed  pursuant to
Post-Effective  Amendment  No. 3 to the  Registration  Statement  filed on April  26,  2002,  and such  prospectuses  are  hereby incorporated by reference to this Post-Effective Amendment.

ASAP II

                                                              SIGNATURES

Pursuant to the  requirements  of the Securities Act of 1933, the Registrant  certifies that it has reasonable  grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this  registration  statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on the 12th day of August, 2002.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                              Registrant

By: /s/ Kathleen A. Chapman                                                               Attest:/s/ Scott K. Richardson
Kathleen A. Chapman, Corporate Secretary                                                             Scott K. Richardson

Pursuant to the  requirements  of the  Securities  Act of 1933,  this  Registration  Statement  has been signed below by the  following persons in the capacities and on the date indicated.

              Signature                                     Title                              Date
              ---------                                     -----                              ----
                                                (Principal Executive Officer)

          Wade A. Dokken**                  President and Chief Executive Officer         August 12, 2002
          ----------------
           Wade A. Dokken

                                     (Principal Financial Officer and Principal Accounting Officer)

       /s/ Carl A. Cavalier                 Vice President, Corporate Treasurer           August 12, 2002
          Carl A. Cavaliere                        and Business Controller

      /s/ Thomas M. Mazzaferro                  Executive Vice President,                 August 12, 2002
        Thomas M. Mazzaferro                       Chief Financial Officer

                                                          (Board of Directors)

      Lincoln R. Collins*                          Thomas M. Mazzaferro*               Robert G. Whitcher***
      -------------------                          --------------------                ---------------------
      Lincoln R. Collins                            Thomas M. Mazzaferro                Robert G. Whitcher

                                    *By:  /s/ Kathleen A. Chapman
                                          -----------------------------
                                            Kathleen A. Chapman

     *Pursuant to Powers of Attorney previously filed with Post-Effective Amendment No. 1 to Registration Statement No. 333-53596.
          **Pursuant to Power of Attorney filed with Post-Effective Amendment No. 6 to Registration Statement No. 333-38119.
          ***Pursuant to Power of Attorney filed with Pre-Effective Amendment No. 1 to Registration Statement No. 333-68714.